Exhibit 10.1

Privia Health
950 N. Glebe Road, Suite 700
Arlington, VA 22203
January 6, 2022
Via Email: dmountcastle@priviahealth.com

    Re:    Transition from Privia Health
Dear David:
As we have discussed, we expect the Board to appoint Jeff Sherman as Chief Financial Officer of the Company (“CFO”) later this week. Based upon your conversation with Shawn Morris, we understand that you desire to transition from the Company rather than continue in the role of Chief Accounting Officer of the Company. Respecting your wishes, we are proposing the following transition of your duties and roles to Jeff Sherman:

•You will commit to transition your knowledge, duties and roles to Jeff Sherman from the date of his appointment to CFO until March 31, 2022 (the “Transition Period”). The Company will take all reasonable and requested action to assist you in securing another CFO position outside the Company, including providing references, introductions, etc.

•You have a great deal of institutional knowledge and during the Transition Period, such knowledge should be conveyed to the Company.

•Further, we expect that you will take an active role and maintain a positive attitude with all in the following matters during the Transition Period: (i) introduce Jeff Sherman to the Finance Team; (ii) transition all financial functions to Jeff Sherman, including bank accounts, policies and procedures, key accounting implications of business, and a per market review of financial issues; (iii) annual issuances of 1099s, K-1s, and w2s; (iv) 10K filing in March 2022; (v) be available and proactive for interviews with Deloitte regarding SOX compliance transition planning; (vi) any necessary filings and transition the Company’s ERISA retirement plan; and (vii) transition of portal access, monitoring and auditing of receipt of Cares Act funds and any other Covid-related funds received by Company or its affiliated practices. During the Transition Period, we will schedule periodic meeting to review the status of the transition, evaluate the effectiveness of the transition process, and assess any additional matters that will need to be resolved prior to your departure from the Company.

•We will give you an opportunity to review external and internal communications regarding your transition. The Company will act in a reasonable and good faith manner to respect your wishes relative to such communications; provided that, in the event that the parties are unable to agree, the Company shall have final authority on such communications.

•The earlier of completion of the Transition Period or as long as you are an employee with the Company at the time of the distribution of the 2021 bonuses, you will receive your full 2021 bonus at the current 110% accrual level unless the total percentage amount is modified by the Compensation Committee of the Board of the Company.

•During the Transition Period, you will continue to receive your current salary and benefits. At the end of the Transition Period, we will pay you a prorated lump sum bonus for Calendar Year 2022 at 25% of your annual bonus at 100% accrual level; provided that, during the Transition Period you work with the Company in a cooperative fashion and are not disruptive with respect to the transition.
•With respect to your pre-IPO option grants, assuming that you remain with the Company during the Transition Period and are otherwise in compliance with the terms of this letter, you will be entitled to retain your current vested and unvested pre-IPO options with the vesting schedule set forth in the last amendment of the grant.

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•You would continue to be bound by all existing lock up agreements relative to your pre-IPO option grants and the Company will continue post-termination to file all relevant forms on your behalf with the SEC (e.g., 144 Forms, Form 3, Form 4, etc.).

•With respect to your IPO grant of both stock options and RSUs, such grant will be terminated effective as of your last day with the Company.

•During your remaining time with the Company, you are hereby advised of both your fiduciary obligations to the Company and its shareholders, as well as your contractual obligations regarding competing against the Company and non-solicitation.
•We appreciate that your departure may have ramifications on the other team members but we expect that you will take no action to encourage your team members to depart Privia or to otherwise disparage the Company, its management team, Board or your successor. We know you appreciate the fact that you have a significant financial interest in the continued viability and success of the Company.

•Effective as of the date of your departure from Privia, you will execute our standard mutual release whereby we each release the other from any liability related to your employment with the Company (the “Mutual Release”). As consideration for the Mutual Release, the Company will pay you a severance package equal to nine (9) months of your current salary (net withholdings and taxes) and an amount to cover your COBRA costs (including health, dental and vision coverage) for the nine (9) month period. Such amount shall be paid in a single lump sum payment six months after your last day with the Company and, as a condition, of the severance, you will be subject to a non-compete and non-solicitation for a period of one (1) year after the end of severance period. That is, your non-compete and non-solicitation will remain in effect until December 31, 2023 as shall be more fully set forth in the Mutual Release. As you are aware, we are generally willing to work with you as to the scope of your non-compete and are primarily concerned with your going to one of our key competitors so during the non-compete period, I will have authority to waive the scope of the non-compete on a case-by-case basis.

•The Mutual Release will provide you with a continued right of indemnification, including advancement of expenses relative to responding to an action, claim, investigation or demand related to your capacity as a Section 16 Officer of the Company after your departure from the Company to the same extent as then in effect for any current Section 16 Officer of the Company.

Assuming these terms are acceptable to you, please indicate your acceptance by signing below.

Very truly yours,

/s/ Thomas Bartrum, General Counsel

Thomas Bartrum, General Counsel
Reviewed and agreed to:

/s/ David Mountcastle

David Mountcastle, Individually

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